EXHIBIT 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

Company Contact:	Investor and Media Contact:

Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Declares Two-For-One Stock Split

MIDDLEFIELD, OHIO, October 9, 2019 ◆◆◆◆ The Board of Directors of Middlefield Banc Corp. (Nasdaq: MBCN) has authorized a two-for-one stock split. Each shareholder of record at the close of business on October 25, 2019, will receive one additional share for every outstanding share held on the record date. The additional shares are payable on November 8, 2019. As a result, the number of outstanding shares will increase to approximately 6.4 million shares.

“Middlefield is focused on increasing shareholder value and over the past decade the Company’s financial, operating, and stock performance have improved significantly,” stated Thomas G. Caldwell, President and Chief Executive Officer. “We are pleased to reward our shareholders through this stock split, as well as our ongoing dividend and share repurchase programs. The two-for-one stock split demonstrates our continued efforts to help improve the trading liquidity of our stock.”

About Middlefield

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company with total assets of $1.29 billion at June 30, 2019. The bank operates 15 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.